Exhibit 99.1

GlycoGenesys, Inc. Announces $20.0 Million Common Stock Purchase Agreement with Fusion Capital

Boston--(BUSINESS WIRE)--Oct. 24, 2005—GlycoGenesys, Inc. (Nasdaq: GLGS - News), a biotechnology company, today announced it has entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, a Chicago-based institutional investor, whereby Fusion Capital has agreed to purchase up to $20.0 million of GlycoGenesys' common stock over a 25 month period. GlycoGenesys has the right to control the timing and the amount of stock sold to Fusion Capital. A more detailed description of the transaction is set forth in GlycoGenesys’ report on Form 8-K, recently filed with the SEC.

John W. Burns, GlycoGenesys’ Sr. VP. and Chief Financial Officer stated, “We are very pleased to enter into this flexible, long-term funding agreement that has the potential to fund a large portion of our operations through 2007. We will continue to pursue additional funding opportunities to supplement this agreement and to help us commercialize GCS-100.”

Bradley J. Carver, further commented, “In our commitment to consummate a strategic transaction we have met with many pharmaceutical and large biotechnology companies. Several have expressed interest in a potential strategic relationship and want to review the interim data from our bloodborne cancer trials expected in April 2006 before negotiating an alliance. Today’s funding is an important step toward having the resources to achieve this goal.”

About GlycoGenesys, Inc.

GlycoGenesys, Inc. is a biotechnology company focused on carbohydrate drug development. The Company's drug candidate GCS-100, a unique compound to treat cancer, has been evaluated in previous clinical trials at low dose levels in patients with colorectal, pancreatic and other solid tumors with stable disease and partial response documented. The Company currently is conducting a Phase I dose escalation trial to evaluate higher dose levels of GCS-100LE, a low ethanol formulation of GCS-100, at Sharp Memorial Hospital, Clinical Oncology Research in San Diego, California and the Arizona Cancer Center in both Tucson and Scottsdale, Arizona. In addition, GCS-100LE is being evaluated in a Phase I/II trial for multiple myeloma at the Dana-Farber Cancer Institute in Boston, Massachusetts. Further clinical trials are planned for 2005, 2006 and 2007. Further information is available on GlycoGenesys' web site: www.glycogenesys.com.

About Fusion Capital

Fusion Capital Fund II, LLC is a broad based institutional investment fund based in Chicago, Illinois. Fusion Capital makes a wide range of investments ranging from special situation financing to long-term strategic capital.

Safe Harbor Statement

Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including, but not limited to, risks of product development (such as failure to demonstrate efficacy or safety), risk related to FDA and other regulatory procedures, market acceptance risks, the impact of competitive products and pricing, the results of current and future licensing, joint ventures and other collaborative relationships, risks relating to raising sufficient capital to fund the Company's operations, developments regarding intellectual property rights and litigation, and other risks identified in the Company's Securities and Exchange Commission filings. Actual results, events or performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as the date hereof. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:
GlycoGenesys Inc.
John W. Burns, 617-422-0674
Senior Vice President and CFO
or
Rick Pierce, 617-422-0674
VP of Business Development
or
The Ruth Group
Investors:
John Quirk, 646-536-7029
or
Media:
Janine McCargo, 646-536-7033